Exhibit (a)(1)(F)

FORM OF AMENDMENT TO STOCK OPTION AGREEMENTS AND
PROMISE TO GRANT RESTRICTED STOCK UNIT AWARD

To:

From:	Vitesse Semiconductor Corporation

Date:	December 30, 2008

Subject:	Amendment of Your Stock Options

You have elected to participate in the Offer to Amend the Exercise Price of Certain Options to have the exercise price of certain of your options amended.  We have accepted your election to amend the options listed on the attached Schedule of Amended Options and Restricted Stock Unit Awards (the “Options”) as to the number of shares indicated (the “Eligible Shares”).  These Options are now exercisable, subject to vesting and the other terms thereof, at the amended exercise price as listed on the attached Schedule of Amended Options and Restricted Stock Unit Awards (the “Schedule”) as to the number of shares indicated.

In exchange for your agreement to amend your options to purchase shares of Vitesse Semiconductor Corporation (“Vitesse”) common stock, as indicated by your election form, Vitesse hereby promises to grant you a restricted stock unit award with respect to them as described on the attached Schedule, if you are actively employed by Vitesse on the date of the Compensation Committee meeting to be held in January 2009.

Any such grant will be made at such meeting in January 2009.  The awards due to you are shown on the attached Schedule.  These awards will vest one year and one day after the date of grant, if you remain employed by Vitesse through such date and the Company satisfies Securities Exchange Commission filing and listing requirements.

This memorandum acts as an amendment to each of your Options.  To the extent not amended by this memorandum, your Options will continue to be subject to the terms and conditions of the Vitesse Semiconductor Corporation 1991 Stock Option Plan or 2001 Stock Incentive Plan under which the original options were granted.  That portion of any Option that covers shares other than Eligible Shares is not amended because it is not subject to Section 409A of the Internal Revenue Code and therefore remains exercisable at the original exercise price.

This memorandum is subject to the terms and conditions of the offer as set forth in:  (1) the Offer to Amend the Exercise Price of Certain Options; (2) the General Email to All Eligible Option Holders; (3) the Election Form; and (4) the Withdrawal Form (collectively, the “Offer Documents”), all of which are incorporated herein by reference.  This memorandum and the Offer Documents reflect the entire agreement between you and Vitesse concerning this transaction.  This memorandum may be amended only by means of a writing signed by you and an authorized officer of Vitesse.

Vitesse Semiconductor Corporation

By:
Date:
Title:

Vitesse Semiconductor Corporation
Schedule of Amended Options and Restricted Stock Unit Awards

Name:  John A. Smith

The following is the schedule of your amended Vitesse option grant(s):

Option Grant Number	Option Date	Plan	Number of Eligible Shares Underlying Option Grant	New Exercise Price per Eligible Share		Number of Shares Underlying Restricted Stock Unit Awards
XXXX	XX/XX/XXXX	XXXX	X,XXX	$	XX.XX	XXX

If you have questions about the above list, please direct them to Helen Tran at tran@vitesse.com or (805) 389-7191.